UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 15, 2014

(Exact name of registrant as specified in its charter)

Commission file number: 1-33741

Delaware	38-3765318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P. O. Box 224866, Dallas, Texas 75222-4866	(214) 977-8200
(Address of principal executive offices, including zip code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 15, 2014, the Board of Directors (the “Board”) of A. H. Belo Corporation (the “Company” or “A. H. Belo”) approved changes to the compensatory arrangements for Grant S. Moise, one of the Company’s named executive officers disclosed in the definitive proxy statement relating to the 2014 annual meeting of shareholders of A. H. Belo, filed with the SEC on April 1, 2014 (the “2014 proxy statement”). As Senior Vice President, Business Development & Niche Products of The Dallas Morning News, Mr. Moise plays an important role in the Company’s efforts to diversify revenue streams, explore acquisition opportunities and grow marketing services revenue. In light of this leadership role, and in order to more fully align Mr. Moise’s incentives with the current goals and initiatives of the Company, Mr. Moise’s incentive compensation will be structured in a similar manner as the incentive programs for the other named executive officers discussed in the 2014 proxy statement. For additional information about the structure and operation of the Company’s executive compensation program, please refer to the “Compensation Discussion and Analysis” section of the 2014 proxy statement.
Effective with the second quarter of 2014, Mr. Moise (i) will participate in the cash incentive bonus program under the A. H. Belo 2008 Incentive Compensation Plan (the “ICP”), which provides for cash incentive bonuses based on financial performance objectives established or approved by the Board, and (ii) will no longer participate in the quarterly sales commission plan described in the 2014 proxy statement. Effective May 15, 2014, Mr. Moise’s annualized base salary will be set at $325,000 and his target cash incentive bonus opportunity will be 55% of such salary. As is currently the case with the Company’s other named executive officers, 50% of Mr. Moise’s total incentive bonus opportunity will be determined based on achievement with respect to individual non-financial objectives and 50% will be determined based on achievement with respect to financial performance metrics set by the Board. These financial and non-financial performance objectives may vary from year to year. For 2014, the financial performance metrics applicable to Mr. Moise are generally designed to align with the performance of the businesses Mr. Moise oversees, including The Dallas Morning News’ niche publications and its marketing services businesses, 508 Digital and Speakeasy. On May 15, 2014, Mr. Moise was also awarded an incremental long-term incentive compensation grant of $15,822, which is in addition to the $75,000 long-term incentive compensation grant he received in March 2014. This incremental long-term incentive compensation is granted 50% in the form of time-based restricted stock units and 50% in the form of time-based cash outside of the ICP. The time-based restricted stock units are granted under the ICP and are subject to the standard form of evidence of grant used thereunder in connection with grants to Company executives.
Item 5.07. Submission of Matters to a Vote of Security Holders.
The 2014 annual meeting of shareholders of A. H. Belo was held on May 15, 2014, in Dallas, Texas. The following are the final voting results and a brief description of each matter submitted to the Company’s shareholders at that meeting. Each proposal is described in more detail in the 2014 proxy statement.
Proposal 1: Election of Directors. The shareholders of the Company elected each of the four director nominees nominated by the Board, as follows: John Beckert, Robert Decherd and Ty Miller were elected as Class III directors and are each eligible to serve a three-year term until the Company’s 2017 annual meeting of shareholders. Jim Moroney was elected as a Class I director and is eligible to serve a one-year term until the Company’s 2015 annual meeting.
The following is a tabulation of the voting results with respect to each director nominee:

Director	Votes For	Withheld	Broker Non-Votes
John A. Beckert	36,887,690	805,339	3,359,253
Robert W. Decherd	37,332,979	360,050	3,359,253
Tyree B. (Ty) Miller	37,632,487	60,542	3,359,253
James M. Moroney III	37,600,211	92,818	3,359,253
Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm. The Company’s shareholders ratified the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2014, by the following vote:

For	Against	Abstain	Broker Non-Votes
40,994,504	44,737	13,041	0

Proposal 3: Approval of the Material Terms for Performance-Based Awards under the A. H. Belo 2008 Incentive Compensation Plan. The Company’s shareholders approved the material terms for performance-based awards under the A. H. Belo 2008 Incentive Compensation Plan by the following vote:

For	Against	Abstain	Broker Non-Votes
37,368,240	291,837	32,952	3,359,253
Proposal 4: Approval of Advisory Resolution on Executive Compensation. The Company’s shareholders approved the advisory resolution on the executive compensation of the Company’s named executive officers by the following vote:

For	Against	Abstain	Broker Non-Votes
34,149,617	3,405,652	137,760	3,359,253
Item 8.01. Other Events.
On May 15, 2014, the Board declared a special cash dividend of $1.50 per share, payable on June 27, 2014, to shareholders of record at the close of business on May 28, 2014, as part of its continued efforts to return capital to shareholders. The Board also declared a quarterly cash dividend of $0.08 per share, payable on September 5, 2014, to shareholders of record at the close of business on August 15, 2014. A copy of the related press release is filed with this report as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
99.1 Press release issued by A. H. Belo Corporation on May 15, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

A. H. BELO CORPORATION

By:	/s/	Alison K. Engel
Alison K. Engel
Senior Vice President/Chief Financial Officer

Date:	May 21, 2014

EXHIBIT INDEX
.
99.1 Press release issued by A. H. Belo Corporation on May 15, 2014.